Exhibit 99.1

Syndax Pharmaceuticals Announces Appointment of Neil Gallagher, M.D., Ph.D. as President, Head of Research and Development

- Neil Gallagher, M.D., Ph.D. brings to Syndax over 20 years of experience as a leading oncology drug developer -

WALTHAM, Mass., March 30, 2023 /PRNewswire/ -- Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX), a clinical-stage biopharmaceutical company developing an innovative pipeline of cancer therapies, today announced the appointment of Neil Gallagher, M.D., Ph.D., to the role of President, Head of Research and Development (R&D), effective April 10, 2023. Dr. Gallagher brings to Syndax over 20 years of industry experience, most recently serving as Chief Medical Officer, Vice President, Head of Development at AbbVie, where he led multiple development programs through approval globally and oversaw asset strategy and portfolio management across several therapeutic areas, including oncology.

“Neil is a preeminent, global oncology drug developer with deep expertise and a strong track record of successful drug approvals, notably in hematologic malignancies with Venclexta®, an important new agent for patients with acute leukemia,” said Michael A. Metzger, Chief Executive Officer. “Neil’s passion for bringing innovative drugs to patients and his experience across all stages of drug development will be instrumental as we advance revumenib and axatilimab through anticipated pivotal data readouts and two planned regulatory filings expected in 2023. I look forward to Neil’s many contributions as we work to bring novel products to patients and pursue opportunities to expand our pipeline of best-in-class medicines.”

Prior to Assuming his role as Chief Medical Officer, Vice President, Head of Development at AbbVie, Dr. Gallagher served as the company’s Head of Global Oncology Development, a role in which he expanded the hematology and solid tumor portfolio while strengthening precision medicine and companion diagnostic capabilities. Prior to joining AbbVie, he served as Head of Development for Oncology and Inflammation at Amgen. Dr. Gallagher previously spent a decade at Novartis, where he led several development and clinical programs across the portfolio. While at Novartis, he also led cross-functional global program teams responsible for chronic myeloid leukemia and gastrointestinal stromal tumor development as well as other hematology oncology indications. Earlier in his career, he was a Senior Medical Director at AstraZeneca and later Director of Clinical Development at Astex Therapeutics. Dr. Gallagher completed his Fellowship in Gynecological Oncology at the Institute for Cancer Studies, University of Birmingham, UK. Dr. Gallagher received his medical degree from Trinity College, Dublin.

“Syndax has set itself apart as a leader in targeted oncology with late-stage, first- and best-in-class molecules based on their compelling clinical profiles. Revumenib and axatilimab have the potential to become the standard of care in their respective disease areas,” said Dr. Gallagher. “It is an exciting time to lead R&D at Syndax as the Company looks to expand the potential indications for revumenib and axatilimab. I am delighted to join this impressive Syndax team and leverage our collective expertise to develop differentiated therapies that could transform the lives of cancer patients and create significant long-term value.”

“Briggs’ leadership and partnership have been instrumental in building Syndax into the world-class oncology company that it is today,” said Mr. Metzger. “This is an ideal time for Briggs to transition his role as President of R&D to Neil who will lead us through the next stage of Syndax’s growth. We look forward to continuing to work with Briggs, who will remain in his current role as a member of the Board of Directors.”

About Syndax Pharmaceuticals, Inc.

Syndax Pharmaceuticals is a clinical stage biopharmaceutical company developing an innovative pipeline of cancer therapies. Highlights of the Company’s pipeline include revumenib, a highly selective inhibitor of the menin–KMT2A binding interaction, and axatilimab, a monoclonal antibody that blocks the colony stimulating factor 1 (CSF-1) receptor, both currently in pivotal clinical trials. For more information, please visit www.syndax.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials, the reporting of clinical data for Syndax’s product candidates, the progress of regulatory submissions and approvals, including the potential use of Syndax’s product candidates to treat various cancer indications and fibrotic diseases. Many factors may cause differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; the impact of macroeconomic conditions (such as COVID-19 pandemic, the Russia-Ukraine war, inflation, among others) on Syndax’s business and that of the third parties on which Syndax depends, including delaying or otherwise disrupting Syndax’s clinical trials and preclinical studies, manufacturing and supply chain, or impairing employee productivity; failure of Syndax’s collaborators to support or advance collaborations or product candidates; and unexpected litigation or other disputes. Other factors that may cause Syndax’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Syndax Contact

Sharon Klahre
Syndax Pharmaceuticals, Inc.
sklahre@syndax.com
Tel 781.684.9827

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